Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in this Registration Statement of Mylan Laboratories Inc. (the “Company”) on Form S-4 of our report dated May 18, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for goodwill effective April 1, 2002), appearing in the Annual Report on Form 10-K of Mylan Laboratories Inc. for the year ended March 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

September 3, 2004